Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean Ferguson

330-506-3189

sferguson@farmersbankgroup.com

Farmers National Banc Corp. Announces Board Addition

Canfield, Ohio, August 2, 2021 — Farmers National Banc Corp. (NASDAQ: FMNB) (“Farmers”) welcomes a member to its Board of Directors, Mr. Frank J. Monaco, who will bring a wealth of business and consulting experience to his new leadership role with Farmers. Mr. Monaco was appointed by the Board of Directors effective July 27, 2021 as a Class III director with a term expiring in 2022.

Mr. Monaco currently serves as a Senior Partner at 415 Group, a certified public accounting, business consulting and IT services firm in Canton, Ohio. In this role, he leads the consulting division of the firm, which includes business and estate planning, business valuations and merger support. Monaco has been with 415 Group for 27 years and previously served as Managing Partner from 2003-2019.

He also holds accreditations of Certified Public Accountant (CPA) and is Certified in Financial Forensics (CFF), along with being Accredited in Business Valuation (ABV) and part of the National Association of Certified Valuation Analysts (CVA).

Kevin J. Helmick, Farmers National Bank President & CEO stated, “With an extensive background in consulting and mergers and acquisitions, we welcome Frank and believe his experience will continue to solidify the leadership of our Board of Directors.”

Monaco also is an active member of his community, serving on or have served on a variety of boards of directors including the Canton Regional Chamber of Commerce, Stark Development Board, Stark County Port Authority and the Pro Football Hall of Fame. He currently resides in Canton with his wife Sherri.

ABOUT FARMERS NATIONAL BANC CORP.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $3.3 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 41 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania; Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets and Farmers National Insurance, LLC. Total wealth management assets under care at June 30, 2021 were $3.1 billion.

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